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                                                                      EXHIBIT 11


11.  COMPUTATION OF EARNINGS PER SHARE


                         SYNTEL, INC. AND SUBSIDIARY
                    PRO FORMA NET INCOME PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


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
                                                           Three Months Ended           Nine Months Ended
                                                              September 30,                 September 30,
                                                        -----------------------       ----------------------
                                                           1997         1996             1997         1996
                                                        ----------    ---------       ---------     --------
Pro forma weighted average number of shares of
    common stock outstanding -----------------------       25,244       25,000          25,082      25,000

Stock options issued during the 12 months
   immediately preceeding the offering date
   (using the treasury stock method and the
   average daily trading value) --------------------          180                           60

Assumed issuance of additional stock to satisfy
   excess distributions over earnings based on the
   initial public offering price per share ---------          568        1,245           1,018       1,245
                                                          -------      -------         -------     -------
Pro forma weighted average shares outstanding ------       25,992       26,245          26,160      26,245
                                                          =======      =======         =======     =======
Pro forma net income -------------------------------      $ 2,908      $ 1,101         $ 6,398     $ 3,284
                                                          =======      =======         =======     =======

Pro forma net income per common share --------------      $  0.11      $  0.04         $  0.24     $  0.13
                                                          =======      =======         =======     =======
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